Consent of Independent Registered Public Accounting Firm

We consent to the inclusion to this registration statement of Norwood Financial Corp. on Form S-4 of our report dated March 31, 2010, on our audit of the consolidated financial statements of North Penn Bancorp, Inc. as of December 31, 2009, and for the year then ended.  We also consent to the references to our firm under the caption “Experts” in such registration statement.

Kingston, Pennsylvania
February 10, 2011